EXHIBIT 11

                        HASBRO, INC. AND SUBSIDIARIES
                  Computation of Earnings Per Common Share
              Quarters Ended March 30, 1997 and March 31, 1996

           (Thousands of Dollars and Shares Except Per Share Data)





                                            1997                 1996(a)
                                      -----------------    -----------------
                                                 Fully                Fully
                                      Primary   Diluted    Primary   Diluted
                                      -------   -------    -------   -------

Net earnings                         $ 25,694    25,694     24,365    24,365
Interest and amortization on 6%
 convertible notes, net of taxes            -     1,437          -     1,441
                                      -------   -------    -------   -------
    Net earnings applicable to
     common shares                   $ 25,694    27,131     24,365    25,806
                                      =======   =======    =======   =======

Weighted average number of shares
 outstanding:(b)
  Outstanding at beginning of
   period                             128,863   128,863    131,017   131,017
  Actual exercise of stock
   options                                327       327        112       112
  Assumed exercise of stock
   options and warrants                 2,476     2,554      1,288     1,579
  Actual conversion of 6%
   convertible notes                        5         5          -         -
  Assumed conversion of 6%
   convertible notes                        -     7,635          -     7,671
  Purchase of common stock               (597)     (597)      (256)     (256)
                                      -------   -------    -------   -------
    Total                             131,074   138,787    132,161   140,123
                                      =======   =======    =======   =======

Per common share:

  Net earnings                       $    .20       .20        .18       .18
                                      =======   =======    =======   =======


(a) Adjusted to reflect the three-for-two stock split paid March 21, 1997.

(b) Computation to arrive at the average number is a weighted average computation.